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                                                                     EXHIBIT (4)

                     Anchor National Life Insurance Company
                    A STOCK COMPANY - LOS ANGELES, CALIFORNIA

CONTRACT NUMBER

        ANNUITANT


EXECUTIVE OFFICE                            ANNUITY SERVICE OFFICE
ANCHOR CENTER                               P.O. Box 56993
2201 EAST CAMELBACK ROAD                    ATLANTA, GEORGIA 30343
PHOENIX, ARIZONA 85016



ANCHOR NATIONAL LIFE INSURANCE COMPANY ("the Company" or "Anchor National") will make monthly annuity payments for the Life of the Annuitant or as provided in this Contract. According to the settlement option elected by the owner and based upon the Life of the Annuitant, annuity payments under this contract will be either guaranteed as to fixed dollar amount, or will vary in accordance with the investment experience of the American Pathway II Separate Account of the Company ("Separate Account"). Payments will be made to the Owner starting on the Annuity Date.

The value of amounts allocated to the Separate Account during the accumulation and annuity periods are not guaranteed, and will increase or decrease based upon the investment experience of The American Pathway Fund ("Fund"), the mutual fund underlying the Separate Account.

                  THIS IS A LEGAL CONTRACT. READ IT CAREFULLY.

This contract is issued in consideration of the attached application and the payment of a Purchase Payment. The provisions on the following pages are a part of the contract.


                  FLEXIBLE PURCHASE PAYMENTS - NONPARTICIPATING


        /s/ JAMES E. STARK          /s/ HOWARD R. FRIKE
       Assistant Secretary    Chairman and Chief Executive Officer

     Countersigned:

TEN DAY RIGHT TO REVIEW CONTRACT: The Owner may cancel this Contract within ten days after he or she receives it. Simply return or mail it to the Annuity Service Office. Upon receipt by the Annuity Service Office, the Company will refund the Contract value for the valuation period in which the Contract is received. Upon such refund, the Contract shall be void.


                      INDIVIDUAL DEFERRED FIXED BENEFIT AND
                        VARIABLE BENEFIT ANNUITY CONTRACT


I-60


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                        TABLE OF CONTENTS
                        -----------------



Accumulation Provisions .......... 12    Definitions ....................  4
  Fixed Account Values ........... 12
  Separate Account Values ........ 12    Fixed Account Provisions ....... 10

Annuity Option Tables                    General Provisions .............  5
  See Rider of the same name attached

Annuity Provisions ............... 13    Policy Date ....................  3

Change of Annuity Date and               Purchase Payment Provisions ....  6
  Settlement Option .............. 15

Separate Account Provisions ...... 11
Charges and Deductions ...........  9    Transfers ...................... 11
  Fixed and Separate Account .....  9
  Separate Account Only ..........  9    Settlement Options ............. 14
                                           Fixed Account Only ........... 14
Death Benefit and Payment
  at Death .......................  8    Withdrawal Provisions...........  7





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                                   ENDORSEMENT
                                   -----------

This Endorsement forms a part of the Variable Benefit Annuity Contract (Policy Form 1-60, et al.) to which it is attached and modifies said Contract by deleting the Separate Account Provisions contained therein (page 11) and by inserting in its place the following Language:

                           SEPARATE ACCOUNT PROVISIONS
                           ---------------------------

                                    TRANSFERS

1. VARIABLE ACCOUNTS AND SUB ACCOUNTS: The Separate Account is registered as a unit investment trust company under the Investment Company Act of 1940, and is divided into various Variable Accounts. Each Variable Account invests in a separate Series of the Fund. For each eligible Variable Account there is one sub-account for Qualified Plans and one sub-account for Non-qualified Plans. Current participating Series of the Fund are named on the Policy Data page.

2. The Owner may transfer part or all of the Contract Value or annuity unit value from one variable Account of the Separate Account without charge. Such transfers may be made during the first thirty days and subsequent transfers may not be made more often than six times each contract year.

3. The amount transferred must be at Least $500. No transfer will be permitted if such transfer would result in any Variable Account having a balance of Less than $500, unless the entire account is transferred.

IN WITNESS WHEREOF, Anchor National Life insurance Company has caused this Endorsement to be signed and made a part of the Contract to which it is attached on the Date of Issue of said Contract.


                             ANCHOR NATIONAL LIFE INSURANCE COMPANY

                              /s/ HOWARD R. FRICKE

                             HOWARD R. FRICKE
                             Chairman and Chief Executive Officer




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                                   ENDORSEMENT

This Endorsement forms a part of the Individual Deferred Fixed Benefit and Variable Benefit Contract (Policy Form I-60, et al.) to which it is attached and modifies said contract by replacing all occurrences of The American Pathway Fund with The Anchor Pathway fund.

Wherever in this contract a reference is made to The American Pathway Fund or The Fund, it shall be construed to be a reference to The Anchor Pathway Fund.

In witness whereof, Anchor National Life Insurance Company has caused the Endorsement to be signed and made a part of the Contract to which it is attached on the Date of Issue of said Contract.



                             ANCHOR NATIONAL LIFE INSURANCE COMPANY

                             /s/ GAIL A. LIONE

                             Gail A. Lione
                             Secretary





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                                   DEFINITIONS
                                   -----------


1. ACCUMULATION UNIT: A unit of measurement used to compute the Contract Value in the Separate Account prior to the Annuity Date.

2. ACCUMULATION VALUE: The accumulation value under a Contract shall be the sum of all moneys allocated or transferred to the Fixed Account after giving effect to the crediting of and compounding of all guaranteed interest and excess interest on the Fixed Account during the period that the Contract has been in effect. This amount shall be adjusted for all transfers out of the Fixed Account and withdrawals from the Fixed Account.

3. ANNUITANT: The person on whose continuation of Life annuity payments are based. The Annuitant for this Contract is named on the policy data page.

4.      ANNUITY DATE: The date on which annuity payments are to start.

5.      ANNUITY SERVICE CENTER: P.O. Box 56993, Atlanta, GA 30343

6. ANNUITY UNIT: A unit of measurement used to compute annuity payments in the Separate Account.

7. CONTINGENT OWNER: The person who becomes Owner at death of the prior owner.

8. CONTRACT VALUE: The sum of the values of Accumulation Units in the Separate Account and the accumulation value in the fixed account.

9. CURRENT INTEREST: The sum of the guaranteed rate of interest and the excess rate of interest declared by the Company.

10. DEFERRED ANNUITY: An annuity contract under which the start of annuity payments is deferred to a future date.

11. EXCESS INTEREST: A rate of interest declared by the Company on amounts allocated to the Fixed Accounts that is in excess of the guaranteed rate of interest. Excess interest will be declared by the Company for not Less than 12 months in advance.

12. FIXED ACCOUNT: Purchase payments allocated to the Fixed Account under the Contract are allocated to and made a part of the general account assets of the Company. Amounts allocated to the Fixed Account by the Owner will be credited with interest at a minimum guaranteed rate, and in addition, at such excess rates of interest as the Company may declare in its discretion.

13. FIXED ANNUITY: A series of periodic payments of predetermined amounts that do not vary with investment experience. Such payments are made out of the general account of the Company.

14. FUND: The American Pathway Fund, a mutual fund consisting of various Series, each Series having its own investment objective as stated in the Fund prospectus. The Series available are shown on the Policy Data page. The Fund prospectus should be read for complete details.

15. GUARANTEED INTEREST: The minimum amount of interest which may be credited to the Fixed Account. The rate of Guaranteed Interest is 4%.

16. NET CONTRACT VALUE: The Contract Value remaining after any applicable deductions.

17.     NONQUALIFIED PLAN: A retirement plan other than a Qualified Plan.

18. OWNER: The person entitled to exercise all rights under the Contract. Unless otherwise indicated, the Annuitant is the Owner.

19.     PURCHASE PAYMENTS: Payments made to the Company for the Contract.


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20.     QUALIFIED PLAN: A retirement plan that qualifies for favorable tax treatment under the Internal Revenue Code.

21. SEPARATE ACCOUNT: The American Pathway 11 Separate Account is segregated asset account of Anchor National, and was established by the Company in accordance with California Law. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. The Separate Account consists of various Variable Accounts, each investing in a separate Series of the Fund.

22. SERIES: A separate investment portfolio of the Fund which has distinct investment objectives. Each Series serves as an underlying investment medium for purchase payments and allocations made to one of the Variable Accounts of the Separate Account.

23. VARIABLE ACCOUNT: A division of the Separate Account the assets of which consists of shares of a specified Series of the Fund.

24. VARIABLE ANNUITY: A series of periodic payments which vary in amount according to the investment experience of the Separate Account.



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                               GENERAL PROVISIONS
                               ------------------

1. BENEFICIARY: The beneficiary is the person who is to receive: (1) Payment upon the death of the Annuitant prior to the Annuity Date or (2) Guaranteed annuity payments, if any, upon the death of the Annuitant on or after the Annuity Date.

        The beneficiary, stated in the application, may be changed while the Annuitant is alive. In the case of an irrevocable beneficiary, however, a change can be made only with the beneficiary's written consent.

2. OWNERSHIP OF CONTRACT: Unless another owner is named in the application or an endorsement, the Annuitant is the Owner of the Contract.

        Only an Owner other than the Annuitant may name or change a Contingent Owner.

        Upon notice to the Company the Contract may be transferred to a new owner. Such transfer or assignment cancels a contingent owner, but does not change the beneficiary.

3. RESTRICTIONS FOR QUALIFIED PLANS: If this Contract is issued pursuant to a Qualified Plan, the plan may impose restrictions on assignment or transfer.

4. MISSTATEMENT OF AGE OR SEX: If the age or sex o been misstated, any amount payable shall be that which I would have purchased at the correct age and sex. Overpayments by the Company because of such misstatement, with interest at 6% compounded annually, will be charged against benefits falling due after the adjustment. The dollar amount of any underpayment made by the Company as a result of any such misstatement shall be paid in full with the next payment due under this Contract.

5. PROOF OF AGE, SEX OR SURVIVAL: The Company may require satisfactory proof of correct age or sex at any time. If any payment under this Contract depends on the payee being alive, the Company may require satisfactory proof of survival.

6.      INCONTESTABILITY: This Contract is incontestable from its date of issue.

7. ENTIRE CONTRACT: This Contract, together with any endorsements and its attached application constitute the entire Contract.

8. MODIFICATION OF CONTRACT: A condition or provision of this Contract may be waived or modified only in writing signed by the Chairman, President, a Vice President, Secretary or Assistant Secretary of the Company.

        The Company may change the provisions of this Contract where such change is necessary for continued compliance with any federal or state Law that affect this Contract. This Contract shall include any provision required by the state in which it was purchased which may have been omitted when it was issued.

9. NONPARTICIPATING: This Contract is non-participating. It does not share in the Company's surplus.

10. DATES: Contract years and anniversaries are measured from the Date of Issue.

11. NOTICES, CHANGES AND ELECTIONS: To be effective, all notices, changes and elections made under this Contract must be in writing, signed and received at the Annuity Service Office. If they are in acceptable form, notices, changes and choices relating to beneficiaries and ownership will take effect as of the date signed unless the Company has already acted in reliance on the prior status, and the Company is not responsible for their validity.


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12.     PROTECTION OF PROCEEDS: Payments under this Contract may not be assigned by any payee prior to their due dates. To the extent allowed by Law, payments are not subject to legal process for debts of a payee.

13. ANNUITY DATE: Unless a specific Annuity Date is elected, the normal Annuity Date is the Contract Anniversary following the Annuitant's 65th birthday. You may choose a different date if agreed upon prior to the Annuity Date. In no event, however, may the Annuity Date be Later than the 80th birthday of the Annuitant or joint Annuitant named in the application. To change Annuity Dates a request to do so must be received at Least 30 days before the current Annuity Date.

14. ANNUAL REPORTS: Annually, the Company will furnish each Owner with a statement of the balances in his or her accounts. In regard to Fixed Account accumulations, the Company will notify the Owner of the current rate of interest being credited to the account and the current balance of that account. This notice will be included in the report but may also be obtained at other times upon request.



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                           PURCHASE PAYMENT PROVISIONS
                           ---------------------------


1. FIRST PURCHASE PAYMENT: The first Purchase Payment under the Contract is due on the Date of Issue. The minimum first Purchase Payment is:

        (a)    Qualified Plans - $300

        (b)    Nonqualified Plans - $1,500

2. SUBSEQUENT PURCHASE PAYMENTS: The minimum annual amount of subsequent Purchase Payment is $300 for either Qualified Plans or Nonqualified Plans, with a minimum payment amount of $25.

3. ALLOCATION OF PURCHASE PAYMENTS: Purchase Payments may be allocated between the Fixed Account and one or more Variable Accounts of the Separate Account in accordance with instructions from the Owner. In no event, however, may Less than $300 be allocated to a Variable Account under a Contract.

4. NO DEFAULT: The Contract will not be in default for the failure to make Purchase Payments. The Contract will continue in force unless the full Contract Value is withdrawn.




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                              WITHDRAWAL PROVISIONS
                              ---------------------

1. WITHDRAWAL: The Owner may withdraw all or part of the Net Contract Value. Request for withdrawal must be received prior to the earlier of the Annuity Date or the death of the Annuitant. For full withdrawal, this Contract must be surrendered to the Annuity Service Office. For partial withdrawals the minimum amount to be withdrawn is $500, and the remaining Contract Value must be at least $500 unless the entire amount is withdrawn.

2. CONTINGENT DEFERRED SALES CHARGE: This charge will be made upon withdrawal. The charge will be 5% of the amount withdrawn that is attributable to Purchase Payments made within 7 years prior to the date of withdrawal.

        The cumulative sum of such charges against purchase payments made within 7 years prior to the day of withdrawal will never be more than 5% of the sum of all Purchase Payments made during the same period.

        No charge will be made for such part of the first withdrawal in a Contract year as does not exceed 10% of the sum of Purchase Payments made more than one year prior to the date of withdrawal.

3. PAYMENT OF WITHDRAWALS: Absent written notification to-the contrary, withdrawals and related charges will be deducted from the Fixed Account and each Variable Account of the Separate Account in proportion to the Contract Value. Withdrawals will be based on values for the valuation period in which the request for withdrawal (and Contract, if required), is received at the Annuity Service office. Payment of withdrawals will be made within seven days. Payment may be deferred, however, if:

        (a)    The New York Stock Exchange is closed.

        (b)    Trading on the New York Stock Exchange is restricted.

        (c) An emergency exists such that is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets, or

        (d) The Securities and Exchange Commission by order so permits for the protection of security holders.

        Conditions in (b) and (c) will be decided by or in accordance with rules of the Securities and Exchange Commission.



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                       DEATH BENEFIT AND PAYMENT AT DEATH
                       ----------------------------------

1. DEATH BEFORE THE ANNUITY DATE: Upon receipt of due proof of the death of the Annuitant prior to the Annuity Date, the Company will pay to the beneficiary the greater of:

        (1)    The sum of all Purchase Payments, adjusted for withdrawals or,

        (2) The Contract Value for the valuation period in which such proof is received at our Annuity Service Office.

        Payment will be in a Lump sum unless an annuity settlement option is chosen by the beneficiary, or the beneficiary elects to apply the amount payable to the purchase of a new Contract on this form.

2. PROOF OF DEATH: Due proof of death of the Annuitant shall consist of a certified copy of the Annuitant's death certificate, a certified decree establishing the Annuitant's death by a court having competent jurisdiction, a written statement by a medical doctor who attended the deceased Annuitant, or any other proof satisfactory to the Company. If a Lump sum settlement is desired, payment will be made in accordance with any applicable Laws and regulations governing payments on death.


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                             CHARGES AND DEDUCTIONS
                             ----------------------

FIXED AND SEPARATE ACCOUNTS:

1. CONTRACT ADMINISTRATION CHARGE: The charge specified on the Policy Data page will be deducted on each Contract anniversary that occurs on or prior to the annuity date. It will also be deducted when the Contract Value is withdrawn in full if withdrawal is not on a Contract anniversary. This charge will not increase.

2. PREMIUM TAXES: Any premium taxes imposed by a state or other government will be deducted when paid by the Company.

3. CONTINGENT DEFERRED SALES CHARGE: This charge may be deducted upon withdrawal of the Contract Value, in whole or in part. See "WITHDRAWAL PROVISIONS".


SEPARATE ACCOUNT ONLY:

1. EXPENSE RISK CHARGE: On an annual basis this charge equals 0.35% of the average daily total net asset value of the Separate Account. This charge is to compensate the Company for the guarantee that the Contract administration charge will be sufficient to pay all Contract administration expenses through the terms of this Contract.

2. DISTRIBUTION EXPENSE RISK CHARGE: On an annual basis this charge equals 0.15% of the average daily total net asset value of the Separate Account. This charge is to compensate the Company for the guarantee that the contingent deferred sales charge will be sufficient to cover all distribution expenses associated with the Contract.

3. MORTALITY RISK PREMIUM: On an annual basis this charge equals 0.8% of the average dairy total net asset value of the Separate Account. This premium is to compensate for the assumption of the mortality risk and the risk inherent in the death benefit.

        PAYMENT OF DEDUCTIONS: The expense risk charge, distribution expense risk charge and the mortality risk premium will be accrued against each Variable Account for each day the Contract is in force. Other charges will be deducted by canceling Accumulation Units of a value equal to the deduction.





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                            FIXED ACCOUNT PROVISIONS
                            ------------------------


1. ALLOCATIONS AND CREDITS TO THE FIXED ACCOUNT: During the accumulation period, the owner may allocate amounts to the Fixed Account either directly from Purchase Payments or by allocating amounts from the Separate Account. Interest will be credited to the Fixed Account from the day the amounts are received at the guaranteed rate of 4%. Interest will be compounded annually on the anniversary of the date amounts were first allocated to the Fixed Account by the Owner.

2. EXCESS INTEREST: The Company may in its discretion determine an effective annual rate of interest to be applied to the Fixed Account over and above the guaranteed interest rate. The rate of excess interest will be declared in advance of the date that amounts are credited, and may vary from time to time, except that once a rate of excess interest is declared with respect to amounts in the Fixed Account, that rate will be maintained by the Company for at Least twelve months.

3. TRANSFER OF SEPARATE ACCOUNT: The Owner may transfer all or part of his Contract Value or annuity unit value to the Separate Account subject to the following Limitations; (a) no more than 25% of the total amount allocated to the Fixed Account may be transferred to the Separate Account in any one contract year, (b) at Least $500 must be transferred at any one time, (c) such transfers may not be made during the first six months and may not be made more often than once every 30 days, and
        (d) any such transfer may be made not Later than 90 days before the Annuity Date.

        Transfers will not be allowed, however, if such transfer would result in the Fixed Account having a balance of Less than $500, unless the entire amount is transferred.





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                           SEPARATE ACCOUNT PROVISIONS
                           ---------------------------

                                    TRANSFERS

1. VARIABLE ACCOUNTS AND SUB ACCOUNTS: The Separate Account is registered as a unit investment trust company under the investment Company Act of 1940, and is divided into various Variable Accounts. Each Variable Account invests in a separate Series of the Fund. For each eligible Variable Account there is one sub-account for Qualified Plans and one sub-account for Nonqualified Plans. Current participating Series of the Fund are named on the Policy Data page.

2. The Owner may transfer part or all of the Contract Value or annuity unit value from one Variable Account of the Separate Account to one or more of the remaining Variable Accounts or to the Fixed Account without charge. Such transfers may not be made during the first six months and not be made more often than once every 30 days.

3. The amount transferred must be at Least $500. No transfer will be permitted if such transfer would result in any Variable Account having a balance of Less than $500, unless the entire amount is transferred.




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                             ACCUMULATION PROVISIONS
                             -----------------------


1. SEPARATE ACCOUNT VALUES: The Separate Account accumulation value under a contract shall be the sum of all accumulation units held in the Variable Accounts by the Owner.

        (a) NUMBER OF ACCUMULATION UNITS: For each Variable Account, the number of Accumulation Units is the sum of:

               Each Purchase Payment and transfer allocated to the Variable Account, reduced by applicable premium taxes, if any:

               Divided by

               The value of an Accumulation Unit for that Variable Account for the valuation period in which the Purchase Payment or transfer amount is received.

               The number will be adjusted for withdrawals and charges. Adjustments will be made as of the valuation period in which we receive all requirements for the transaction, as appropriate.

        (b) VALUE OF EACH ACCUMULATION UNIT: For each Variable Account, the Accumulation Unit value was arbitrarily set at $10 when the Separate Account was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is:

               The value of an Accumulation Unit for the Last prior valuation period;

               Multiplied by

               The Net Investment Factor for that Variable Account for the current valuation period.

        (c) NET INVESTMENT FACTOR: This is an index used to measure the investment performance of a Variable Account from one valuation period to the next. For each Variable Account, the net investment factor for a valuation period is found by dividing (a) by (b) and reducing the result by (c):

               Where (a) is:

               The net asset value as of the end of the current valuation period of a share of a Series of the Fund in which the assets of such Variable Account are invested, plus the per share amount of any dividends and other distributions on such shares since the end of the immediately preceding valuation period, minus any adjustments for taxes attributable to owner's interest in the Variable Account;

               Where (b) is:

               The net asset value of a share of the specified Series of the Fund as of the end of the immediately preceding valuation period; minus any adjustments for taxes attributable to Owner's interest in the Variable Account,

               And where (c) is:

               The deduction for mortality, expense and distribution expense risks which shall not exceed .00356% for each day in the current valuation period.






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               The adjustment for taxes, if any, in (a) above is determined by dividing the amount of any tax reserves held in the Variable Account for which the net investment factor is being determined at the end of the current Valuation Period, appropriately adjusted for any taxes actually paid, by the number of shares of the Series held in such Variable Account at the @d of the current valuation period. The adjustment for taxes, if any, in (b) above is determined by dividing the amount of any tax reserves held in such Variable Account at the end of the immediately preceding valuation period by the number of shares of the Series held in such Variable Account at the end of such preceding valuation period. The term "tax reserves" means any amount held for taxes and reserves for taxes incurred by such Variable Account. Hence, each Variable Account will consist of two sub-accounts -- one for which tax reserves are incurred (in the case of Nonqualified Plans), and one without such reserves (in the case of Qualified Plans).

               The maximum daily deduction for mortality expense risks and distribution expenses in (c) above is at an annual rate of 1.30%.

        (d) VALUATION PERIOD: This is the interval from one trading day on the New York Stock Exchange to the next trading day. It is measured from the time each day at which each portfolio is valued.

2. FIXED ACCOUNT VALUES: The Fixed Account accumulation value under a Contract shall be the sum of all moneys allocated or transferred to the Fixed Account after giving effect to the crediting of and compounding of all guaranteed interest and excess interest on the Fixed Account during the period that the Contract has been in effect. This amount shall be adjusted for all transfers out of the Fixed Account and withdrawals from the Fixed Account.

                               ANNUITY PROVISIONS
                               ------------------

1. PAYMENTS TO OWNER: Unless otherwise requested by the owner, the Company wilt make annuity payments to the Owner.

2. PAYMENTS TO ANNUITANT: At the request of an owner who is not the Annuitant, the Company will make payments to the Annuitant subject to the following:

        (a)    Adequate written request must be filed at the Annuity Service
               Center.

        (b) Such request must be filed not Later than thirty days before the due date of the first annuity payment.

        Any such request is subject to the rights of any assignee. Any such request will not be revocable after payments to the Annuitant have begun. No payments available to or being paid to the Annuitant while alive can be transferred, commuted, anticipated or encumbered.

3. ANNUITY DATE: The Annuity Date will be the first day of a month. It must be at least two years after the Date of Issue. It may not be later than the first day of the next month after the Annuitant's 80th birthday. The Contract Owner chooses the annuity date in the application. If no Annuity Date is elected, annuity payments will start the month after Annuitant attains age 65.

4. MINIMUM ANNUITY PAYMENTS: If the Net Contract Value to be applied at the Annuity Date is Less than $5,000. the Company reserves the right to pay such amount in a Lump sum. Annuity payments will be made monthly. But if any payment would be Less than $50.00 the Company may change the frequency so payments are at Least $50.00 each, or pay the Contract Value in a Lump sum.

5. ASSUMED INVESTMENT RATE: A 4% assumed investment rate is built into the annuity tables set forth in the policy.

6. FIXED ANNUITY PAYMENTS: To the extent a fixed annuity option has been elected, the proceeds payable under this Contract shall be applied to the payment of the settlement option elected at whichever of the following is more favorable to the payee: (a) the annuity rates based upon the applicable tables in the policy; or (b) the then current rates provided by the Company on individual single payment immediate annuity contracts being issued by the Company on the maturity date. In no event will the fixed annuity payments be changed once they begin.

7. AMOUNT OF FIXED ANNUITY PAYMENTS: The amount of each fixed annuity payment is calculated by: (a) determining the amount payable per thousand dollars for the adjusted age of the payee from the annuity table chosen; and (b) multiplying the factor from the table for the annuity option elected, by the amount available (divided by $1,000).

8.      AMOUNT OF VARIABLE PAYMENTS:

        (a) FIRST VARIABLE PAYMENT: The dollar amount of the first monthly annuity payment will be determined by applying the Contract value to the annuity table applicable to the annuity option chosen. If more than one Variable Account has been selected. the value of the interest in each Variable Account is applied separately to the annuity table to determine the amount Of the first annuity payment attributable to that Variable Account.

        (b) NUMBER OF VARIABLE ANNUITY UNITS: The number of annuity units for each applicable Variable Account is the amount of the first annuity payment attributable to that Variable Account divided by the value of the applicable annuity unit for that Variable Account as of the annuity date. The number will not change as a result of investment experience.

        (c) VALUE OF EACH VARIABLE ANNUITY UNIT: The value of an annuity unit of each Variable Account was arbitrarily set at $10 when the Separate Account was established. The value may increase or decrease from one valuation period to the next. For any valuation period, the value of an annuity unit of a particular Variable Account is the value of that annuity unit during the Last valuation period, multiplied by the net investment factor for that Variable Account for the current valuation period. The result is then multiplied by a factor that neutralizes the Assumed Investment Rate.

        (d) SUBSEQUENT VARIABLE ANNUITY PAYMENTS: After the first variable annuity payment, payments will vary in amount according to the investment performance of the applicable Variable Accounts. The amount may change from month to month. The amount of each subsequent payment is the sum of:

               The number of annuity units for each Variable Account as determined for the first annuity payment

               Multiplied by

               The value of an annuity unit for that Variable Account for the valuation period in which payment is due.

               The Company guarantees that the amount of each variable annuity payment will not be affected by variations in expenses or mortality experience.

                               SETTLEMENT OPTIONS
                               ------------------

Upon written election filed with the Company to the Annuity Service Office. all or a part of the Contract Value may be applied to provide one of the following options or any settlement option mutually agreeable

OPTION 1 - LIFE ANNUITY, LIFETIME MONTHLY PAYMENTS GUARANTEED - Monthly payments during the Lifetime of the Payee. No further payments are payable after the death of the Payee and there is no provision for a death benefit payable to the beneficiary.

OPTION 2 - JOINT AND TWO-THIRDS SURVIVOR ANNUITY - Monthly payments payable during the joint Lifetime of the Payee and a designated second person and during the lifetime of the survivor. During the Lifetime of the survivor variable monthly payments, if any, will be determined using two-thirds of the number of each type of annuity unit credit to the Contract. Fixed monthly payments, if any, will be equal to two-thirds of the fixed monthly payment payable during the joint lifetime of the Payee and the designated second person.

OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY. MONTHLY PAYMENTS GUARANTEED Monthly payments, during the joint lifetime of two Payees and continuing during the remaining lifetime of the survivor, with the guarantee that if, at the death of the survivor, payments have been made for Less than 120 monthly periods, payments will be made as follows:

        (a) If an Annuitant was the Payee, any guaranteed annuity payments will be continued to the beneficiary during the remainder of the selected period. The beneficiary may elect to have the present value of the guaranteed number of annuity payments remaining paid in a lump sum as specified in (b) below.

        (b) If the beneficiary was the Payee, then upon the death of the beneficiary, the present value of the remaining unpaid guaranteed annuity payments shall be paid in a lump sum to the estate of such beneficiary. Such present value shall be determined as of the end of the valuation period during which notification of the beneficiary's death is received by the Annuity Service office and by discounting each remaining unpaid guaranteed annuity payment at the effective annual interest rate assumed in determining the annuity purchase rate.

OPTION 4 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED - An annuity payable monthly during the Lifetime of the Annuitant, with the guarantee that if, at the death of the Annuitant, payments have been made for less than the 120 or 240 monthly periods, as selected, payments will be made in the same manner as provided in Paragraphs (a) and (b) under OPTION 3 above.

FIXED ACCOUNT ONLY OPTIONS:

OPTION 5 - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN - Fixed monthly payments for any specified period of time (three (3) years or more, but not exceeding thirty (30) years), as elected. - In the event of death of the Payee under this option, the Contract provides that in certain circumstances, the discounted value of the remaining payments, if any, will be calculated and paid in one sum.

OPTION 6 - FIXED PAYMENTS - The amount applied to provide fixed payments in accordance with this option will be held by the Company at interest - Fixed payments will be made in such amounts and at such times as may be agreed upon with the Company and will continue until the amount held by the Company with interest is exhausted. The final payment will be for the balance remaining and may be Less than the amount of each preceding payment. Interest will be credited yearly on the amount remaining unpaid at a rate which shall be determined by the Company from time to time but which shall not be Less than 4% per year compounded annually. The rate so determined may be changed at any time and as often as may be determined by the Company, provided, however, that the rate may not be reduced more frequently than once during each calendar year.

                  CHANGE OF ANNUITY DATE AND SETTLEMENT OPTION
                  --------------------------------------------

RIGHT TO CHANGE: At any time prior to the Annuity Date. the Contract Owner may, upon at Least thirty (30) days prior written notice to the Company, filed with the Annuity Service Office, elect one of the Settlement Options and/or change the Annuity Date. Should there be no election of a Settlement Option, the accumulation amounts will be applied to provide a Life annuity with 120 monthly payments guaranteed (Option 4). The date to which a change in Annuity Date may be made must be at the first day of the calendar month and may not be beyond the first day of the calendar month following the Annuitant's 80th birthday.

ANNUITY PAYMENTS: Payments will be made on the first day of each month starting with the Annuity Date. Payments under any option will be made to the Contract Owner, except payments under Options 2 and 3 will be made jointly while both Payees are alive.

                      INDIVIDUAL DEFERRED FIXED BENEFIT AND
                        VARIABLE BENEFIT ANNUITY CONTRACT